Exhibit 8.2
December 20, 2010
Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès 08174 Barcelona
SPAIN
Ladies and Gentlemen:
     We have acted as special United States tax counsel to Grifols, S.A. a sociedad anómina organized under the laws of the Kingdom of Spain ( “Parent”), in connection with the acquisition of Stream Merger Sub, a Virginia Corporation (“Merger Sub”) by Grifols, Inc., a Delaware Corporation (“Grifols”), a wholly-owned subsidiary of Parent (the “Transaction”), pursuant to the Agreement and Plan of Merger, dated June 6, 2010, as amended, among Talecris Biotherapeutics Holding Corp., a Delaware Corporation and the predecessor to Merger Sub, Parent and Grifols, Inc. (the “Plan”).
     The Transaction is described in the Registration Statement filed on Securities and Exchange Commission (“SEC”) Form F-4, Registration No. 333-168701, dated as of December [20], 2010 (the “Registration Statement”), which includes the Proxy Statement/Prospectus relating to the reorganization (the “Prospectus”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Plan.
     We have examined the Plan, the Registration Statement, the Prospectus and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.
     In addition, we have assumed, with your consent: (i) the Transaction will be consummated in the manner contemplated by Prospectus and in accordance with the provisions of the Plan, (ii) the parties to the Plan have complied with and, where relevant, will continue to comply with, the covenants contained in the Plan, (iii) the continuing truth and accuracy at all times through the Effective Time of the representations and warranties made by the parties to the Plan and (iv) each such representation or warranty which is based on the knowledge of any Person or upon belief of the parties are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.
     Based upon and subject to the foregoing and the following paragraphs, we confirm that the statements in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” to the extent they consider matters of United States federal tax law, are correct in all material respects.

December 20, 2010

     In connection with rendering this opinion, we have not independently verified the accuracy, completeness or fairness of the statements made or included in the Registration Statement or the Prospectus and take no responsibility therefor, except as and to the extent expressly set forth herein.
     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement and Legal Matters under the provisions of the Act. We do not express any opinion herein concerning any law other than the federal tax laws of the United States (including, without limitation, the laws of the Kingdom of Spain).
     This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,
/s/ Proskauer Rose LLP